Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the inclusion of our report dated May 24, 2024 on the financial statements of Performance Designed Products LLC for the years ended March 31, 2023 and 2022 in the Amended Current Report on Form 8-K/A of Turtle Beach Corporation (Commission File No. 001-35465) dated May 28, 2024, related to its acquisition of Performance Designed Products LLC.

/s/ Plante & Moran, PLLC

Schaumburg, IL
May 28, 2024